CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015	1,393,492	$10.00	$13,934,920.00	$1,794.82

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

(To Prospectus dated March 30, 2012, Prospectus

Supplement dated March 30, 2012 and Product

Supplement EQUITY INDICES ARN-1 dated October 25, 2012)

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES ARN-1.

The initial estimated value of the notes as of the pricing date is $9.71 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$13,934,920.00
Underwriting discount	$0.20	$278,698.40
Proceeds, before expenses, to BAC	$9.80	$13,656,221.60

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

October 24, 2013

1,393,492 Units

$10 principal amount per unit

CUSIP No. 06053G149

Bank of America

Pricing Date October 24, 2013 Settlement Date October 31, 2013 Maturity Date October 30, 2015 Accelerated Return Notes® Linked to an International Equity Basket

¡ Maturity of approximately two years

¡ 3-to-1 upside exposure to increases in the Basket, subject to a capped return of 31.50%

¡ The Basket is comprised of the EURO STOXX 50® Index and the TOPIX® Index. The EURO STOXX 50® Index was given an initial weight of 75%, and the TOPIX® Index was given an initial weight of 25%.

¡ 1-to-1 downside exposure to decreases in the Basket, with 100% of your investment at risk

¡ All payments occur at maturity and are subject to the credit risk of Bank of America Corporation

¡ No periodic interest payments

¡ Limited secondary market liquidity, with no exchange listing

Enhanced Return

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

Summary

The Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the International Equity Basket described below (the “Basket”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Basket. See “Terms of the Notes” below.

The Basket is comprised of the EURO STOXX 50® Index and the TOPIX® Index (each, a “Basket Component”). On the pricing date, the EURO STOXX 50® Index was given an initial weight of 75%, and the TOPIX® Index was given an initial weight of 25%.

The economic terms of the notes (including the Capped Value) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our implied borrowing costs and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	A basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”) and the TOPIX® Index (Bloomberg symbol: “TPX”). Each Basket Component is a price return index.
Starting Value:	100.00
Ending Value:

The average of the values of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-16 of product supplement EQUITY INDICES ARN-1.

Capped Value:	$13.15 per unit of the notes, which represents a return of 31.50% over the principal amount.
Maturity Valuation Period:	October 21, 2015, October 22, 2015, October 23, 2015, October 26, 2015, and October 27, 2015
Participation Rate:	300%
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-15.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES ARN-1 dated October 25, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512435725/d430422d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Basket will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Basket decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Basket will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

Hypothetical Payout Profile and Examples of

Payments at Maturity

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $13.15. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Participation Rate of 300%, the Capped Value of $13.15 per unit, and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical levels of the Market Measure, see “The International Equity Basket” section below. Each Basket Component is a price return index, and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
0.00		-100.00%	$0.00		-100.00%
50.00		-50.00%	$5.00		-50.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
94.00		-6.00%	$9.40		-6.00%
97.00		-3.00%	$9.70		-3.00%
100.00	(1)	0.00%	$10.00		0.00%
102.00		2.00%	$10.60		6.00%
105.00		5.00%	$11.50		15.00%
110.00		10.00%	$13.00		30.00%
120.00		20.00%	$13.15	(2)	31.50%
130.00		30.00%	$13.15		31.50%
140.00		40.00%	$13.15		31.50%
150.00		50.00%	$13.15		31.50%
160.00		60.00%	$13.15		31.50%

(1)	The Starting Value was set to 100.00 on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	80.00

$10 ×	(80)	= $8.00 Redemption Amount per unit
100

Example 2

The Ending Value is 105.00, or 105.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	105.00

$10 +	[	$10 × 300% ×	(105 – 100)	]	= $11.50 Redemption Amount per unit
100

Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	130.00

$10 +	[	$10 × 300% ×	(130 – 100)	]	= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.15 per unit
100

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the securities represented by the Basket Components.

▪

The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our implied borrowing rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪

The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Basket, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-15. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of companies included in the Basket Components) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value of the notes and their return and may create conflicts of interest with you.

▪	Changes in the value of one of the Basket Components may be offset by changes in the value of the other Basket Components.

▪	The index sponsors may adjust each Basket Component in a way that affects its level, and the index sponsors have no obligation to consider your interests.

▪

You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own shares of the companies included in the Basket Components, we do not control any company included in any Basket Component, and are not responsible for any disclosure made by any other company.

▪

Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets. Specifically, the stocks included in the EURO STOXX 50® Index are issued by companies located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could adversely affect the performance of that index and, consequently, the value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-23 of product supplement EQUITY INDICES ARN-1.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-1 dated October 25, 2012.

A “Market Measure Business Day” means a day on which:

(A) each of the Eurex (as to the EURO STOXX 50® Index), and the Tokyo Stock Exchange (“TSE”) (as to the TOPIX® Index) (or any successor to the foregoing exchanges) are open for trading; and

(B) the Basket Components or any successors thereto are calculated and published.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

The International Equity Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs — Basket Market Measures” beginning on page PS-18 of product supplement EQUITY INDICES ARN-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	75.00	3,038.96	0.02467950	75.00
TOPIX® Index	TPX	25.00	1,203.35	0.02077534	25.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)

Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described beginning on page PS-17 of product supplement EQUITY INDICES ARN-1 in the section “Description of ARNs — The Starting Value and the Ending Value — Ending Value.”

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 2008 through September 2013. The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios determined as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the applicable index sponsor. Each index sponsor has no obligation to continue to publish, and may discontinue publication of, any Basket Component. The consequences of an index sponsor discontinuing publication of a Basket Component are discussed in the section of product supplement EQUITY INDICES ARN-1 beginning on page PS-18 entitled “Description of ARNs — Discontinuance of an Index”. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of any Basket Component or any successor index.

The EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX Limited (“STOXX”), a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the index began in February 1998, based on an initial index level of 1,000 at December 31, 1991. On March 1, 2010, STOXX announced the removal of the “Dow Jones” prefix from all of its indices, including the EURO STOXX 50® Index.

Index Composition and Maintenance

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. Set forth below are the country weightings and market sector weightings of the securities included in the EURO STOXX 50® Index as of September 30, 2013:

Country Weightings		Sector Weightings
France	37.0%	Banks	15.6%
Germany	32.3%	Industrial Goods & Services	10.3%
Spain	12.4%	Chemicals	9.5%
Italy	7.3%	Insurance	9.1%
Netherlands	7.2%	Oil & Gas	8.8%
Belgium	3.1%	Food & Beverage	7.4%
Ireland	0.7%	Utilities	6.0%
		Health Care	6.0%
		Automobiles & Parts	6.0%
		Telecommunications	5.4%
		Technology	4.5%
		Personal & Household Goods	3.9%
		Construction & Materials	2.9%
		Retail	2.2%
		Media	1.2%
		Real Estate	1.0%

The composition of the EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the EURO STOXX 50® Index are made to ensure that the EURO STOXX 50® Index includes the 50 market sector leaders from within the EURO STOXX® Index.

The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

Index Calculation

The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

Index =	Free float market capitalization of the index	x 1,000
Adjusted base date market capitalization of the index

The “free float market capitalization of the index” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the EURO STOXX 50® Index is being calculated.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of the Index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the EURO STOXX 50® Index or any successor to the EURO STOXX 50® Index. STOXX does not guarantee the accuracy or the completeness of the EURO STOXX 50® Index or any data included in the EURO STOXX 50® Index. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the EURO STOXX 50® Index. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the EURO STOXX 50® Index or the manner in which the EURO STOXX 50® Index is applied in determining the amount payable on the notes at maturity.

The following graph shows the historical performance of the EURO STOXX 50® Index in the period from January 2008 through September 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the EURO STOXX 50® Index was 3,038.96.

This historical data on the EURO STOXX 50® Index is not necessarily indicative of the future performance of the EURO STOXX 50® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the EURO STOXX 50® Index during any period set forth above is not an indication that the level of the EURO STOXX 50® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the EURO STOXX 50® Index.

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the EURO STOXX 50® Index) in connection with certain securities, including the notes.

The license agreement between us and STOXX requires that the following language be stated in this term sheet:

STOXX has no relationship to us, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes. STOXX does not:

▪	sponsor, endorse, sell, or promote the notes;

▪	recommend that any person invest in the notes or any other securities;

▪	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;

▪	have any responsibility or liability for the administration, management, or marketing of the notes; or

▪	consider the needs of the notes or the holders of the notes in determining, composing, or calculating the EURO STOXX 50® Index, or have any obligation to do so.

STOXX will not have any liability in connection with the notes. Specifically:

▪	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

▪	the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;

▪	the accuracy or completeness of the EURO STOXX 50® Index and its data;

▪	the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;

▪	STOXX will have no liability for any errors, omissions, or interruptions in the EURO STOXX 50® Index or its data; and

▪	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the notes or any other third parties.

The TOPIX® Index

The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,750, are among the most actively traded stocks on the TSE. The TOPIX® Index is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. The TOPIX® Index is calculated and published by TSE. Additional information about the TOPIX® Index is available on the following website: http://www.tse.or.jp/english/market/topix/index.html. We are not incorporating by reference the website or any material it includes in this term sheet.

Composition and Maintenance. As of September 30, 2013, the five largest sector weights were: Transportation Equipment (12.87%); Electric Appliances (10.44%); Information and Communication (9.11%); Banks (8.47%); and Chemicals (5.28%). The TOPIX® Index is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the TOPIX® Index. The TOPIX® Index has no constituent review. The number of constituents will change according to new listings and delistings.

Index Calculation

The TOPIX® Index is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968. The TSE calculates the TOPIX® Index by multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value. The resulting value is not expressed in Japanese yen but presented in terms of points rounded to the nearest one hundredth. The formula for calculating the index value can be expressed as follows:

Index value = Base point of 100 ×	Current free float adjusted market value
Base market value

The current free float adjusted market value is the sum of the product of the price and the number of free float adjusted shares for index calculation of each component stock.

The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by the TSE. The number of listed shares for index calculation normally coincides with that of listed shares. However, in some cases these numbers differ. For instance, in the case of a stock split, while the number of listed shares increases at the additional listing date which comes after such stock split becomes effective, the number of listed shares for index calculation increases at the ex-rights date.

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by the TSE for each listed company for index calculation. The free-float weight of one company may be different from that of any other company. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free-float weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, conversion of preferred shares or exercise of subscription warrants, company spin-off, merger, acquisition, take-over bid, and other events that the TSE judges as appropriate reasons to review.

In the event of any increase or decrease in the current free-float adjusted market value due to reasons other than fluctuations in the TSE, such as public offerings or changes in the number of constituents in the TSE First Section, necessary adjustments are made by the TSE to the base market value in order to maintain the continuity of the index. The TSE makes adjustments as follows:

	Event	Implementation of Adjustment (Before Markets Open)	Price Used for Adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	Last business day of the next month of listing	Price on the adjustment date
Addition	New listing of a newly formed company resulting from a corporate consolidation (such as a merger or acquisition) that results in a TOPIX or ex-TOPIX constituent being delisted and the new company being immediately listed on the TSE First Section	New listing date or one business day after the listing if the business day before is a holiday	Base price used to decide the daily price limit
Addition	Transfer to the TSE First Section from the TSE Second Section, the TSE Mothers Index, or the JASDAQ Securities Exchange	Last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date
Deletion	Company to be de-listed due to a stock-swap and the like while newly established companies promptly list its shares	Initial listing day of newly established company (Normally it is three business days after de-listing)	Price on business day before the de-listing date (the price used for adjustments is frozen after close of trading one business day before delisting, to the exclusion date for index calculation purpose)
Deletion	Company to be de-listed due to other reason than described above (merger or stock-swap, with other surviving company included in the index)	Date of delisting	Price on business day before the adjustment date
Deletion	Transfer to the TSE Second Section from the TSE First Section	Date of transfer	Price on business day before the adjustment date
Deletion	Designation of securities to be delisted	Four business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on business day before the adjustment date

If trading in a certain constituent is suspended, the TSE regards it as having no change in its share price for purposes of calculating the index. In the event of unforeseen circumstances, or if the TSE decides it is impossible to use its existing methods to calculate the index, the TSE may use an alternate method of index calculation as it deems valid.

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

The following graph shows the historical performance of the TOPIX® Index in the period from January 2008 through September 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the TOPIX® Index was 1,203.35.

This historical data on the TOPIX® Index is not necessarily indicative of the future performance of the TOPIX® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the TOPIX® Index during any period set forth above is not an indication that the level of the TOPIX® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the TOPIX® Index.

License Agreement

We have entered into a license agreement with TSE, in exchange for a fee, whereby we are permitted to use the TOPIX® Index in connection with the offer and sale of the notes. We are not affiliated with TSE; the only relationship between TSE and us is the licensing of the use of the TOPIX® Index and trademarks relating to the TOPIX® Index.

The notes are not sponsored, endorsed or promoted by TSE. No inference should be drawn from the information contained in this term sheet that TSE makes any representation or warranty, implied or express, to us, any holder of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the TOPIX to track general stock market performance.

TSE determines, composes and calculates the TOPIX® Index without regard to the notes. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the TOPIX® Index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of the notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of the notes payable at the stated maturity date. TSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

Neither us nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the TOPIX® Index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the TOPIX® Index or the manner in which the TOPIX® Index is applied in determining the closing level or any amount payable upon maturity of the notes. The level of the TOPIX® Index and the TOPIX trademarks are subject to the proprietary rights owned by the TSE and the TSE owns all rights and know-how relating to the TOPIX® Index such as calculation, publication and use of the level of the TOPIX® Index and relating to the TOPIX trademarks. The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the level of the TOPIX® Index or to change the TOPIX trademarks or cease the use thereof. The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the level of the TOPIX® Index and the TOPIX trademarks or as to the figure at which the level of the TOPIX® Index stands on any particular day. The TSE gives no assurance regarding accuracy or completeness of the level of the TOPIX® Index and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the level of the TOPIX® Index. No notes are in any way sponsored, endorsed or promoted by the TSE. The TSE shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of the level of the TOPIX® Index. Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the notes.

Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to the initial estimated value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds the initial estimated value.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This rate is generally lower by an amount that we do not expect to exceed 0.50% per annum (equivalent to not more than $0.10 per unit). This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount . In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors — General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds” on page PS-14 of product supplement EQUITY INDICES ARN-1.

Accelerated Return Notes®	TS-15

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Basket.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

•

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page 85 of the prospectus), will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-23 of product supplement EQUITY INDICES ARN-1.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Accelerated Return Notes®	TS-16

Accelerated Return Notes® Linked to an International Equity Basket, due October 30, 2015

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are our registered service marks.

Accelerated Return Notes®	TS-17